Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

June 19, 2020

Black Knight, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

Ladies and Gentlemen:
We have acted as counsel to Black Knight, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 7,130,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share.
In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Second Amended and Restated Certificate of Incorporation of the Company incorporated by reference as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed June 13, 2019; (ii) the Amended and Restated Bylaws of the Company incorporated by reference as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed November 4, 2019; (iii) the Company’s Registration Statement on Form S-3 (File No. 333-239210) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”); (iv) the prospectus contained within the Registration Statement, dated June 16, 2020 (the “Base Prospectus”); (v) the preliminary prospectus supplement related to the Shares, dated June 16, 2020; (vi) the prospectus supplement related to the Shares, dated June 16, 2020 (the “Prospectus Supplement”); (vii) the form of Common Stock Certificate of the Company; (viii) the Underwriting Agreement related to the Shares, dated as of June 16, 2020 (the “Agreement”), between the Company and BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the underwriters named in Schedule 1 to the Agreement; and (ix) such corporate agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the (“Prospectus”).
In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

June 19, 2020 Page 2

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.
The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.
We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Weil, Gotshal & Manges LLP